                                                                      Exhibit 99


   [Heinz Logo]
World Headquarters

FOR RELEASE UPON RECEIPT

                          HEINZ REVISES SECOND QUARTER
                         AND FULL YEAR EARNINGS OUTLOOK

-        SALES FOR THE SECOND QUARTER EXPECTED TO RISE BY 10%
-        FOODSERVICE SALES DOWN BECAUSE OF LOWER DEMAND FROM RESTAURANTS
-        RETAIL KETCHUP, FROZEN MEALS AND SNACKS BUSINESSES PERFORMING WELL
-        FOCUS ON INNOVATION AND MARKETING TO CONTINUE

         HEINZ WILL HOST A CONFERENCE CALL WITH ANALYSTS (WHICH WILL BE ACCESSIBLE TO THE PUBLIC) TOMORROW, NOVEMBER 9, AT 8:30 AM EST AND WILL REPORT SECOND QUARTER EARNINGS
         DECEMBER 13

PITTSBURGH, PA, (November 8, 2001) - H. J. Heinz Company (NYSE:HNZ) today revised its earnings outlook for the second quarter ending October 31 and the full fiscal year. As a result of acquisitions and several new product innovations, second quarter sales are expected to increase by 10%. However, earnings per share are being adversely affected by a significant slowdown in Heinz's foodservice business as a result of the economic downturn and the September 11 tragedy and by higher than expected supply chain costs in Australia, New Zealand and Japan. Heinz now anticipates diluted second quarter earnings per share of 59 to 60 cents compared with earlier projections of 64 to 66 cents. Heinz also advised that its full-year outlook was being revised with second-half performance expected to mirror first-half results. The company expects third-quarter results to be slightly less than the second quarter with a stronger fourth quarter.

The company remains committed to improving its earnings and is focused on:

         1. Driving higher annual sales growth through product innovation and acquisitions.

         2. Improving cash flow through aggressive working capital management and rigorous control of capital spending.

         3. Increasing margins by relentlessly cutting costs, optimizing sales mix, and improving distribution and administrative processes.

         4. Building the best management team in the industry through the development and recruitment of top talent.

          "Heinz has strong brands, good cash flow and is increasing its presence in growing categories. We are determined to build on our recent successes in ketchup, sauces and frozen meals and snacks, reduce costs and increase shareholder value," said Heinz Chairman, President and CEO William R. Johnson.

         Heinz's focus on innovation is driving sales growth, Mr. Johnson added. Recent innovations enjoying good consumer success include StarKist(R) Tuna in a Pouch, Boston Market(R) frozen meals and side dishes, EZ Squirt(R) kids' condiments, Hot Bites(R) snacks for kids and Pup-Peroni(R) Nawsomes(TM) dog snacks. Recent acquisitions, including Classico(R) pasta sauces, Delimex(R) Mexican foods and TGIF(R) and Poppers(R) frozen snacks, are contributing both to sales and profit performance.

         Heinz said it had been on track to make its second quarter earnings target until the recent slowdown in the U.S. economy. Second quarter Heinz foodservice operating profits are now anticipated to be $25-30 million less than a year ago after several years of strong profit growth. The recent slowdown in the U.S. economy has caused, for the first time in ten years, a decline in restaurant meal purchases, the most important market indicator for the foodservice business. Since September 11, there has been further deterioration in dining out, particularly at travel-related venues such as airports, resort destinations, hotels and theme parks. Heinz emphasized that its foodservice business - which sells popular premium products like ketchup and sauces, soups and desserts to away-from-home eating establishments - is fundamentally sound, and that it expects a return to more robust growth in Fiscal 2003 assuming a more stable economy.

         The company's businesses in Indonesia, Philippines and China are showing good growth. However, sales in Japan have been significantly affected by the deteriorating economy and high supply chain costs from the company's production base in New Zealand. While sales and market share are generally on target in Australia and New Zealand, Fiscal 2002 operating income in the region is expected to be negatively impacted by high supply chain costs following the extensive realignment of manufacturing in the region. A new management team in Australia/New Zealand is addressing these cost and process issues.

         Heinz's U.S. retail businesses, particularly ketchup and condiments, frozen foods, pet snacks and tuna, are performing well, as are its ketchup and tuna businesses outside the U.S.

         Heinz Europe is on track in the second quarter as a result of strong performance in its seafood and northern European businesses.

         Heinz is successfully shifting its portfolio to on-trend products such as frozen meals and snacks and is revitalizing key categories like ketchup, which is growing at an average annual rate of 7% and now has a record dollar share of about 60%, up more than 4 points from a year ago.

Analyst Conference Call

         Heinz will give a brief update to investors tomorrow (November 9) at 8:30AM EST by telephone. Investors may listen to the telephone update by dialing 1-888-428-4471. Additionally, on December 13 Heinz will report second quarter results when Heinz Chairman, President and CEO, William R. Johnson, will host an investor meeting in New York.

                                       ##

This news release contains forward-looking statements that reflect management's views and assumptions of future economic circumstances, industry conditions, company performance and financial results. These forward-looking statements involve risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied. These include, but are not limited to, sales, earnings and volume growth, competitive and economic conditions, industry conditions, including the impact of the economic downturn on the food industry and the foodservice business in particular, achieving cost and expense savings programs, success of acquisitions (including integration) and innovations, foreign currency exchange rates and fluctuations in those rates, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information" in the company's Form 10-K for the fiscal year ended May 2, 2001, as updated from time to time by the company in its filings with the Securities and Exchange Commission.

                                       ##

ABOUT HEINZ: With sales approaching US$10 billion and a pantheon of icon brands,
H. J. Heinz Company is one of the world's leading marketers of high quality ketchup, sauces, meals, soups, snacks and infant foods to consumers everywhere, whether in supermarkets, restaurants or on the go. Its 50 companies operate in some 200 countries, with more than 20 power brands, including the Heinz(R) brand with nearly US$3 billion in annual sales. Among the company's famous brands are Heinz(R), StarKist(R), Ore-Ida(R), 9-Lives(R), Wattie's(R), Plasmon(R), Classico(R), Smart Ones(R), Bagel Bites(R), Delimex(R), Poppers(R), John West(R), Petit Navire(R), Kibbles `n Bits(R), Pounce(R), Pup-Peroni(R), Orlando(R), ABC(R), Olivine(R), Jufran(R) and Pudliszki(R). Heinz also uses the famous brands Weight Watchers(R), Boston Market(R), TGIF(R) and Linda McCartney(R) under license. Information on Heinz is available at http://www.heinz.com.

                                       ##

         /CONTACT: MEDIA: Ted Smyth, SVP-Corp. & Govt. Affairs, 412-456-5780; Debbie Foster, Director-Corp. Comm., 412-456-5778; or Jack Kennedy, GM-Strategic Comm., 412-456-5923; INVESTORS: Jack Runkel, VP-Investor Relations, 412-456-6034, all of Heinz/